Exhibit 12.1

6922767 Holding S.à r.l.

Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Successor									Predecessor
	As at and for the nine months ended January 31,				As at and for the year ended April 30,				Period from September 16, 2008 to April 30,	Period from May 1, 2008 to September 15,	As at and for the year ended April 30,
	2012		2011		2011		2010		2009	2008	2008		2007
Fixed Charges:
Interest, including amortization of deferred financing charges, discounts and other charges	$100,630		$121,592		$153,389		$84,969		$46,416	$30,095	$63,406		$50,443
Interest portion of rental payments	58,762		58,504		77,273		70,483		48,959	28,772	71,277		53,782

Total fixed charges	$159,392		$180,096		$230,662		$155,452		$95,375	$58,867	$134,683		$104,225

Loss from continuing operations before income taxes and earnings (loss) from equity accounted investees, plus distributed income from equity investees less capitalized interest	$(40,376)		$(77,027)		$(97,142)		$(65,930)		$(714,452)	$(61,125)	$(4,576)		$(40,611)
Plus: fixed charges (calculated above)	159,392		180,096		230,662		155,452		95,375	58,867	134,683		104,225

Earnings available to cover fixed charges	$119,016		$103,069		$133,520		$89,522		$(619,077)	$(2,258)	$130,107		$63,614

Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	—	(4)	— (5)	— (6)	—	(7)	—	(8)

(1)	Earnings were insufficient to cover fixed charges by $40.4 million for the nine months ended January 31, 2012.
(2)	Earnings were insufficient to cover fixed charges by $77.0 million for the nine months ended January 31, 2011.
(3)	Earnings were insufficient to cover fixed charges by $97.1 million for the year ended April 30, 2011.
(4)	Earnings were insufficient to cover fixed charges by $65.9 million for the year ended April 30, 2010.
(5)	Earnings were insufficient to cover fixed charges by $714.5 million for the period from September 16, 2008 to April 30, 2009.
(6)	Earnings were insufficient to cover fixed charges by $61.1 million for the period from May 1, 2008 to September 15, 2008.
(7)	Earnings were insufficient to cover fixed charges by $4.6 million for the year ended April 30, 2008.
(8)	Earnings were insufficient to cover fixed charges by $40.6 million for the year ended April 30, 2007.